Exhibit 10.2
Execution Version
EXCHANGE AGREEMENT
     THIS EXCHANGE AGREEMENT dated as of November 21,2009 (this “Agreement”), is entered into by and among Mercantile Bancorp, Inc., a Delaware corporation (“Mercantile Bancorp”), HNB Financial Services, Inc., a Missouri corporation (“HNB Financial Services,” and together with Mercantile Bancorp, the “Sellers”), and R. Dean Phillips, in his individual capacity (“Phillips”).
RECITALS
     A. Mercantile Bancorp is the sole shareholder and bank holding company of Mercantile Bank, an Illinois chartered bank (“Mercantile”), and HNB Financial Services, which owns all of the outstanding shares of capital stock HNB National Bank, a national banking association (“HNB National”).
     B. Phillips is the sole shareholder of Great River Bancshares, Inc., a Nevada corporation (“Great River”) and the holder of more than $28 million of the aggregate principal amount of the Notes (as defined below).
     C. Mercantile Bancorp and Great River are parties to the Fourth Amended and Restated Loan Agreement dated as of April 30,2009 (the “Loan Agreement”), the Fourth Amended and Restated Loan Agreement Waiver and Amendment dated as of August 10,2009 (the “August Waiver”) and the Fourth Amended and Restated Loan Agreement Second Waiver and Amendment dated as of November 21,2009 (the “November Waiver,” and together with the Loan Agreement and the August Waiver, the “Amended Loan Agreement”), pursuant to which Great River issued to Mercantile Bancorp $43,962,700.50 in aggregate principal amount of secured notes (the “Notes”).
     D. In connection with the implementation of a capital restoration plan for Mercantile and Mercantile Bancorp, Mercantile Bancorp and HNB Financial Services desire to sell, and Phillips desires to purchase, all of the issued and outstanding shares of capital stock of HNB National (the “Bank Shares”) in exchange for the retirement of $28,000,000 of indebtedness under the Notes issued pursuant to the Amended Loan Agreement.
     NOW, THEREFORE, in consideration of the agreement of the parties contained herein, and intending to be legally bound, the parties hereto agree as follows:
     1. Definitions. The following terms, when used in this Agreement, shall have the meanings set forth below:
     “Annual Financial Statements” means the unaudited balance sheets of HNB National, at December 31, 2008 and 2007, and the related statements of income and cash flows for the years ended December 31, 2008 and 2007, in each case, together with the notes thereto.
     “Brokered Deposits” means (a) “brokered deposits” within the meaning of 12 C.F.R. 337.6 and (b) deposits that are of the type having risk characteristics similar to “brokered deposits” as contemplated by the Joint Agency Authority on Brokered and Rate Sensitive Deposits, dated May 11, 2001, of the Board of Governors of the Federal Revenue System, FDIC, Office of the Comptroller of the Currency and Office of Thrift Supervision.

     “Contract” means any written contract (including subcontracts), agreement, lease or other obligation or arrangement (including any amendments and other modifications thereto), into which HNB National has entered.
     “Debt” means, without duplication: (i) the principal of, premium (if any) and interest in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii)all obligations of such Person issued or assumed as the deferred purchase price of property; (iii) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (iv)all obligations of the type referred to in clauses (i) through (iii) of other Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (v) all obligations of the type referred to in clauses (i) through (iv) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person); provided, that Debt shall not include accounts payable to trade creditors, accrued expenses arising in the ordinary course of business consistent with past practice and the endorsement of negotiable instruments for collection in the ordinary course of business.
     “Deposit(s)” means deposit liabilities with respect to deposit accounts which constitute “deposits” for purposes of the Federal Deposit Insurance Act, 12 U.S.C. § 1813, including escrow deposit liabilities relating to the loans of HNB National and collected and uncollected deposits and accrued interest thereon.
     “Employee Plan” means (i) each “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), and (ii) each employment, severance or similar Contract, plan, material arrangement or material policy and each other material plan or material arrangement, which is written, providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, other welfare benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered, contributed to or required, as of the date hereof, to be contributed to by HNB National and covers any director, officer, or employee or former director, officer, or employee of HNB National, or with respect to which HNB National has any Liability.
     “GAAP” means generally accepted accounting principles in the United States, in effect as of the date of this Agreement and as of the Closing Date, as the case may be.
     “Governmental Authority” means any federal, state, municipal, local, foreign or judicial, administrative, legislative or regulatory agency, department, commission, court, or tribunal of competent jurisdiction (including any branch, department or official thereof).
     “Interim Financial Statements” means HNB National’s unaudited balance sheet as of September 30, 2009, and the related statements of income and cash flow for the period beginning on July 1, 2009 and ending on September 30, 2009.
     “Law” means any law, regulation, code, statute, rule, or applicable regulation promulgated by any Governmental Authority currently in effect.

     “Liability” means any direct or indirect, primary or secondary, liability, Debt, obligation, including any obligation to pay or reimburse, penalties, costs or expenses, (including reasonable costs of investigation, collection and defense) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.
     “Lien” means, with respect to the Bank Shares or any asset of HNB National, any mortgage, lien, pledge, charge, security interest or similar encumbrance of any kind or character in respect of such asset.
     “Material Adverse Effect” means any event, fact, condition, change, circumstance or effect that is materially adverse to the assets, liabilities, properties, results of operations or financial condition of HNB National; provided, that with respect to this definition, Material Adverse Effect shall not be deemed to include effects to the extent resulting solely from (i) changes, after the date of this Agreement, in (A) regulatory accounting requirements applicable to banks or savings associations and their holding companies that do not have a disproportionate impact on HNB National or (B) GAAP, (ii) changes, after the date of this Agreement, in Laws or orders or interpretations thereof by Governmental Authorities, (iii) actions or omissions of Sellers or HNB National taken with the prior written consent of Phillips or as required by this Agreement, (iv) the negotiation, announcement, execution, pendency or performance of this Agreement or the consummation of the transactions or any communication by Phillips or any of his affiliates of his plans or intentions (including in respect of employees) with respect to HNB National, (v) changes after the date of this Agreement in economic or political conditions or the financing, banking, currency or capital markets in general, (vi) changes affecting industries, markets or geographical areas in which HNB National conducts its business, (vii) any natural disaster or any acts of terrorism, sabotage, military action, armed hostilities or war (whether or not declared) or any escalation or worsening thereof, whether or not occurring or commenced before or after the date of this Agreement that do not have a disproportionate impact on HNB National, (viii) any action required to be taken under any Law or order or any existing Contract by which HNB National (or any of its properties) is bound, (ix) any failure by HNB National to meet any internal projections or forecasts, (x) any matter known to Phillips as of the date hereof in the case of each such matter described in the foregoing clauses (i) through (x) shall be deemed not to constitute a “Material Adverse Effect” and shall not be considered in determining whether a “Material Adverse Effect” has occurred. A “Material Adverse Effect” shall be measured only against past performance of HNB National and not against any forward-looking statements, financial projections or forecasts of HNB National.
     “Material Contract” shall mean: (i) any lease for tangible personal property providing for annual base rentals for such personal property lease of $25,000 or more or aggregate base rental payments for such personal property lease of $100,000 or more; (ii) any Contract for the purchase of materials, software, supplies, goods, services, equipment or other assets providing for either annual base payments by HNB National of $100,000 or more or aggregate base payments by HNB National of $500,000 or more; (iii) any partnership, joint venture or limited liability company agreement or any Contract concerning an equity or partnership interest in another Person; (iv) any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of all or substantially all assets or otherwise); (v) any Contract by which HNB National has incurred or is liable for any indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any of HNB National’s assets), in excess of $1,000,000; (vi) any Contract that limits the freedom of HNB National to compete in any line of business, in any market or customer segment or with any Person; (vii) any Contract containing any right of first refusal or right of first negotiation; (viii) any Contract with any affiliate of HNB National; (ix) any Contract requiring HNB National to use the products or services of the contracting party on an exclusive basis; (x) any Contract requiring HNB National to provide services on a “Most favored nation” basis; (xi) any Contract pursuant to which HNB National is subject to confidentiality or non-disclosure obligations or that restricts any Person from disclosing any confidential information in its possession which relates to HNB National; (xii) any Contract under which HNB National agrees to indemnify any party other than in the ordinary course of business; or (xiii) any Employee Plan with HNB National’s current or former directors, officers, employees or independent contractors.
     “Permitted Liens” shall mean: (a) Liens for Taxes not yet due and payable or which are being contested in good faith and through appropriate proceedings, (b) statutory Liens or other Liens arising by operation of law securing payments not yet due, including mechanics’ or materialmens’ Liens, Liens affecting real property, including (i) servitudes, permits, licenses, surface leases, ground leases to utilities, municipal agreements, railway siding agreements and other similar rights, easements for streets, alleys, highways, telephone lines, gas pipelines, power lines and railways, and other easements and rights of way of public record on, over or in respect of any such real property, (ii) conditions, covenants or other similar restrictions, (iii) encroachments and other matters that would be shown in an accurate survey or physical inspection of such real property, (iv) Liens in favor of the lessors under real property leases or encumbering the interests of the lessors in such real property and (v) any other such Liens, including irregularities of title or connected with or in lieu of environmental remediation affecting such real property as would not reasonably be expected to have a Material Adverse Effect, (c) Liens created by licenses granted in the ordinary course of business in any intellectual property, and (d) any other Liens not described in clauses (a) through (c) above created by the Agreement or connected with the transactions contemplated hereby or by the actions of Phillips.
     “Person” means an individual, firm, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, association, trust, Governmental Authority or other entity or organization.
     “Recent Balance Sheet” means the unaudited balance sheet of HNB National as of the Recent Balance Sheet Date.
     “Recent Balance Sheet Date” means December 31, 2008.
     “Seller’s Knowledge” means the actual knowledge of any executive vice president or higher ranking officer of Seller or any senior vice president or higher ranking officer of HNB National.
     “Seller Group” means the Sellers and HNB National and their respective affiliates immediately before the Closing.
     “Straddle Period” means any taxable period beginning before and ending after the Closing Date.
     “Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), custom duties, capital stock, franchise, profits, withholding, social security (or similar excises), unemployment, disability, ad valorem, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, by any Governmental Authority responsible for imposition of any such tax (domestic or foreign), including amounts imposed on HNB National as a result of being or having been on or before the Closing Date a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of HNB National to a Governmental Authority is determined or taken into account with reference to the liability of any other Person.
     “Tax Return” means any return, declaration, disclosure, election, schedule, estimate, report, claim for refund, estimates or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Transfer Tax” means any federal, state, county, local, foreign and other sales, use, transfer, value added, conveyance, documentary transfer, stamp duty, registration, recording or other similar tax, fee or charge imposed in connection with the transaction or the recording of any sale, transfer or assignment of property (or any interest therein) effected pursuant to this Agreement.
     Capitalized terms used but not otherwise defined herein shall have their respective meanings as assigned in the Amended Loan Agreement.
     2. Purchase and Sale of Bank Shares.
     Upon the terms and subject to the conditions of this Agreement, Mercantile Bancorp and HNB Financial Services hereby agree to sell, convey, assign, transfer and deliver to Phillips, free and clear of any and all Liens whatsoever, and Phillips hereby agrees to purchase from Mercantile Bancorp and HNB Financial Services the Bank Shares.
     3. Purchase Price.
     The purchase price for the Bank Shares is $28,000,000. The purchase price will be paid on the Closing Date (as hereinafter defined) by the repayment of amounts outstanding under the Notes. The purchase price shall be applied to reduce the amounts outstanding under the Notes in the following order of priority: first, to the repayment of amounts outstanding under Term Note A until the outstanding principal balance of Term Note A shall be paid in full; second, to the repayment of amounts outstanding under the Revolving Credit Notes until the outstanding principal balance of the Revolving Credit Notes shall be paid in full; third, to the repayment of amounts outstanding under Term Note C until the outstanding principal balance of Term Note C shall be paid in full; fourth, to the repayment of amounts outstanding under Term Note B until the outstanding principal balance of Term Note B shall be paid in full; fifth, to the repayment of amounts outstanding under Term Note D until the outstanding principal balance of Term Note D shall be paid in full; and sixth, to the repayment of amounts outstanding under the Liquidity Revolving Note until the outstanding principal balance of the Liquidity Revolving Note shall be paid in full. To the extent that the purchase price exceeds the aggregate amount outstanding under the Notes as of the Closing Date, Phillips shall pay such excess to Sellers at the Closing in immediately available funds.
     4. Closing.
     (a) Subject to the satisfaction or waiver of all of the conditions to Closing (as hereinafter defined) as set forth in this Section 4, the closing of the transaction contemplated by this Agreement (the

“Closing”) shall take place at the offices of DLA Piper LLP (US) at 500 Eighth Street, NW, Washington, D.C. 20004, upon the date specified by Phillips after the satisfaction or waiver of the conditions to Closing contained in this Section 4 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), unless another date or place is agreed to in writing by the parties hereto. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”
     (b) The obligation of Mercantile Bancorp and HNB Financial Services to consummate the transaction shall be subject to the satisfaction of the following conditions:
     (i) Mercantile Bancorp shall have received from the holder thereof each outstanding Note which, pursuant to the application of the purchase price in accordance with Section 3, shall be deemed paid in full on the Closing Date (the “Discharged Notes”), which Discharged Notes shall be deemed cancelled upon receipt by Mercantile Bancorp;
     (ii) The representations and warranties of Phillips shall be true and correct in all material respects (except to the extent that any such representation or warranty contains a materiality qualifier, in which case it shall be true and correct in all respects), in each case at and as of the date of this Agreement and the Closing Date with the same force and effect as though made at and as of the Closing Date (except to the extent a representation or warranty speaks as of a specified date, in which case as of such specified date); and
     (iii) Mercantile Bancorp and HNB Financial Services shall have received such other documents, instruments and information as Mercantile Bancorp and HNB Financial Services may reasonably request.
     (c) The obligation of Phillips to consummate the transaction shall be subject to the satisfaction of the following conditions:
     (i) Mercantile Bancorp shall have delivered to Phillips a letter from the Federal Deposit Insurance Corporation confirming that neither Phillips nor HNB National would be responsible under the liability established for commonly controlled insured depository institutions, as set forth under 12 U.S.C. Section 1815(e), with respect to any of the actual or future depository institution subsidiaries of Mercantile Bancorp;
     (ii) Mercantile Bancorp and Phillips shall have entered into a data processing agreement with respect to HNB National in form and substance reasonably acceptable to Mercantile Bancorp and Phillips;
     (iii) The representations and warranties of Sellers shall be true and correct in all material respects (except to the extent that any such representation or warranty contains a materiality qualifier, in which case it shall be true and correct in all respects), in each case at and as of the date of this Agreement and the Closing Date with the same force and effect as though made at and as of the Closing Date (except to the extent a representation or warranty speaks as of a specified date, in which case as of such specified date); and
     (iv) Phillips shall have received such other documents, instruments and information as Phillips may reasonably request.

     5. Representations and Warranties.
          (a) The Sellers, jointly and severally, represent and warrant to Phillips, as of the date hereof and as of the Closing Date, as follows:
               (i) each Seller has all requisite corporate or other power and corporate or other authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby;
               (ii) this Agreement has been duly executed and delivered by each Seller and (assuming the due authorization, execution, and delivery by Phillips) constitutes a valid and binding agreement of such Seller enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);
               (iii) the execution, delivery and performance by each Seller of this Agreement and the consummation of the transactions contemplated hereby do not and will not (1) contravene or conflict with the certificate of incorporation or bylaws of such Seller, (2) other than consents, filings and notices, if any, previously obtained or made, contravene or conflict in any material respect with any applicable law, regulation, rule or order binding upon or applicable to such Seller or HNB National, (3) breach, conflict with or constitute a default, or impair the rights of such Seller or HNB National, or give rise to a right of termination, suspension or cancellation of any right of such Seller or HNB National, or to a loss of any benefit to which such Seller or HNB National is entitled, or accelerate any obligation of such Seller or HNB National or increase or impose any liability on such Seller or HNB National, in each case, under any provision of any contract, agreement, arrangement or understanding binding upon such Seller or HNB National or by which any of such Seller’s or HNB National’s assets or properties are bound or subject, or any permit or approval held by such Seller or HNB National, or (4) result in the creation or imposition of any lien or encumbrance on any assets or properties of such Seller or HNB National, with such exceptions, in the case of clauses (3) and (4), as would not, individually or in the aggregate, materially adversely affect Seller’s ability to consummate the transactions contemplated hereby;
               (iv) (A) the authorized capital stock of HNB National consists solely of 64,000 shares of common stock and the issued and outstanding capital stock of HNB National as of the date hereof and as of the Closing Date is and will be 64,000 shares of common stock; (B) as of the date hereof and as of the Closing Date there are no outstanding shares of capital stock of HNB National other than the Bank Shares; (C) the Bank Shares have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights, rights of first refusal or first offer or similar rights of any kind; (D) there are no accrued or unpaid dividends with respect to any issued and outstanding shares of capital stock of HNB National; (E) HNB National does not have any other authorized, issued or outstanding class of capital stock; (F) there are no existing options, rights, subscriptions, warrants, unsatisfied preemptive rights, calls or other written, oral or implied commitments relating to (1) the authorized and unissued capital stock of HNB National, or (2) any securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire from HNB National, any shares of capital stock of HNB National and no such convertible or exchangeable securities or obligations are outstanding; (G) as of the Closing, no option, right, subscription, warrant, unsatisfied preemptive right, call or other written, oral or implied commitment relating to (1) the authorized and unissued capital stock of HNB National, or (2) any securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire from HNB National, capital stock of HNB National shall be outstanding; and (H) all outstanding shares of capital stock of HNB National and options and other securities convertible into capital stock of HNB National were issued or granted in compliance in all material respects with all applicable federal and state securities laws;
               (v) Since the Recent Balance Sheet Date through Closing Date, HNB National has conducted its business in the ordinary course consistent with past practice and there has not been: (A) a Material Adverse Effect; (B) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of HNB National other than in the ordinary course of business and no declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of HNB National since September 30, 2009, (C) any repurchase, redemption or other acquisition by HNB National of any outstanding shares of capital stock, any warrants, options or other rights to purchase any capital stock of HNB National, or other securities of, or other ownership interests in, HNB National, (D) any grants or issuances of options or other rights to acquire any capital stock of HNB National or transfers, issuances, sales or disposals of any shares of capital stock or rights to acquire capital stock of HNB National, (E) any recapitalization, reclassification or like change in the capitalization of HNB National; (F) any acquisition by HNB National of assets that are material to HNB National, including stock or other equity interest, from any Person (whether by merger, consolidation or combination or acquisition of stock or assets) or any sale, lease, license or other disposition of material assets or property of HNB National other than in the ordinary course of business consistent with past practices; (G) any amendment of any term of any outstanding security of HNB National; (H) any creation or assumption by HNB National of any material Lien (other than Permitted Liens) on any asset; (I) any change in any method of accounting or accounting practice by HNB National, except for any such change required by reason of a concurrent change in GAAP or regulatory accounting principles; (J) except as contemplated under this Agreement, any (1) grant of any severance or termination pay to any director, officer, employee or independent contractor of HNB National except pursuant to the severance policies of HNB National or Employee Plan existing on the date hereof and except for any severance or termination pay that does not require any payments to be made by HNB National following the Closing, (2) commencement or renewal of, or entering into any Employee Plan (or any amendment to any existing Employee Plan) with any director, officer, employee or independent contractor of HNB National, other than in the ordinary course of business consistent with past practice of HNB National, (3) payment of or provision for any bonus, stock option, stock purchase, profit sharing, deferred compensation, pension, retirement or other similar payment or arrangement to any director, officer, employee or independent contractor of HNB National, other than in the ordinary course of business consistent with past practice of HNB National, (4) increase in coverage or benefits payable under any existing Employee Plan, other than in the ordinary course of business consistent with past practice of HNB National, (5) any other increase in compensation, bonus or other benefits payable to any director, officer, employee or independent contractor of HNB National other than increases in the ordinary course of business consistent with past practice of HNB National, or (6) material waiver of or significant modification to any non-solicitation or non-competition provisions of any employment agreement or other Contracts; (K) any material labor dispute, other than routine and individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of HNB National, or any lockouts, strikes, slowdowns or work stoppages or, to Seller’s Knowledge, threats in writing thereof by or with respect to such employees; (L) any capital expenditure, or commitment for a capital expenditure, for additions or improvements to property, plant and equipment that require expenditures to be made after the Closing in excess of $100,000 individually or $500,000 in the aggregate; (M) any material transaction or commitment made, or any Material Contract entered into, materially amended or terminated by HNB National or any relinquishment by HNB National of any Material Contract or other material right, other than those contemplated by this Agreement or in the ordinary course of business; (N) a cancellation or compromise of any material Debt or claim; (O) any settlement or compromise of any pending or threatened claim; (P) the making or changing of any material election in respect of Taxes other than as required by applicable Laws; or (Q) any Contract entered into, other than this Agreement, to take any actions, or cause to be taken, any of the actions specified in this Section 5(a)(v);
               (vi) There are no material Liabilities or obligations of HNB National including any Liability for Taxes, that are of a nature or type required to be set forth a balance sheet prepared in accordance with GAAP, other than: (A) Liabilities or obligations reflected in the balance sheet forming a part of the Interim Financial Statements or reflected in the notes to the Annual Financial Statements; or (B) Liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2009;
               (vii) Except for any fees which shall be borne by Sellers, no broker, finder, agent or similar intermediary has acted on behalf of HNB National or Sellers in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable by HNB National in connection therewith;
               (viii) (A) HNB Financial Services is the record and beneficial owner of the Bank Shares, and on the Closing Date, HNB Financial Services will be the record and beneficial owner of the Bank Shares, free and clear of any and all Liens; (B) other than the Bank Shares, neither Seller owns any securities of HNB National or options to purchase or rights to subscribe for or otherwise acquire any securities of HNB National and has no other interest in or voting rights with respect to any securities of HNB National; and (C) none of such Bank Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Bank Shares;
          (b) Except as expressly set forth in this Agreement, Mercantile Bancorp and HNB Financial Services do not make any representations or warranties to Phillips regarding the condition of HNB National or the condition of any of the assets and properties of HNB National. Furthermore, the condition of the assets of the HNB National shall be “as is” and “where is” and Mercantile Bancorp and HNB Financial Services make no warranty of merchantability, suitability, fitness for a particular purpose or quality with respect to any of the tangible assets of the HNB National or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent. It is understood that any materials, documents or information made available to Phillips, his affiliates or any of his or their respective directors, officers, employees, stockholders, agents or representatives in connection with the transactions contemplated by this Agreement, do not, directly or indirectly, and shall not be deemed to, directly or indirectly, contain representations or warranties of Mercantile Bancorp and HNB Financial Services or their affiliates or their respective directors, officers, employees, stockholders, agents or representatives.
          (c) Phillips represents and warrants to Sellers, as of the date hereof and as of the Closing Date, as follows:
               (i) this Agreement has been duly executed and delivered by Phillips and (assuming the due authorization, execution, and delivery by the Sellers) constitutes a valid and binding agreement of Phillips enforceable against Phillips in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and
               (iii) the execution, delivery and performance by Phillips of this Agreement and the consummation of the transactions contemplated hereby do not and will not (1) other than consents, filings and notices, if any, previously obtained or made, contravene or conflict in any material respect with any applicable law, regulation, rule or order binding upon or applicable to Phillips, (2) breach, conflict with or constitute a default, or impair the rights of Phillips, or give rise to a right of termination, suspension or cancellation of any right of Phillips, or to a loss of any benefit to which such Phillips is entitled, or accelerate any obligation of Phillips or increase or impose any liability on Phillips, in each case, under any provision of any contract, agreement, arrangement or understanding binding upon Phillips or by which any of Phillips’ assets or properties are bound or subject, or any permit or approval held by Phillips, or (3) result in the creation or imposition of any lien or encumbrance on any assets or properties of Phillips, with such exceptions, in the case of clauses (2) and (3), as would not, individually or in the aggregate, materially adversely affect Phillips’ ability to consummate the transactions contemplated hereby.
          (d) Except for the representations and warranties set forth in Sections 5(a)(i), 5(a)(ii), 5(a)(iv), 5(a)(v)(B), 5(a)(viii), and 5(c)(i), which shall survive the Closing indefinitely, none of the representations and warranties of Sellers and Phillips set forth in this Agreement shall survive the Closing. The covenants and agreements of Sellers and Phillips set forth in this Agreement shall survive the Closing for a period of 12 months following the Closing Date, except for those covenants and agreements that are required to be performed after the Closing, which covenants shall survive for a period of 12 months from the date such covenant or agreement is or is required to be fully performed.
     6. Certain Covenants.
          (a) Actions of HNB National Pending Closing. From the date hereof through the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Sellers shall cause HNB National, except as set forth in this Agreement (a) to conduct its business and operations only in the ordinary course and consistent with past practice, (b) to use its commercially reasonable efforts to preserve its business organization intact, and (c) to not terminate its present executive officers, except for a termination for cause. Without limiting the generality of the foregoing, prior to the Closing Date Sellers shall cause HNB National not to, except as expressly contemplated by this Agreement, without the prior written consent of Phillips, directly or indirectly do any of the following:
          (i) except to the extent required by applicable Law, amend or otherwise change the articles of incorporation or bylaws of HNB National;
          (ii) issue or authorize or propose the issuance of, sell, transfer, pledge or dispose of, grant or otherwise create, or agree to issue or authorize or propose the issuance, sale, transfer, pledge, disposition, grant or creation of any additional shares of, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of, its capital stock or any debt or equity securities convertible into or exchangeable for such capital stock;
          (iii) purchase, redeem or otherwise acquire or retire, or offer to purchase, redeem or otherwise acquire or retire, any shares of its capital stock;
          (iv) materially amend any Material Contract other man in the ordinary course of business; terminate or fail to renew any Material Contract except for termination due to the expiration of the term of such Material Contract;
          (v) authorize any new capital expenditures or purchase of fixed assets which are in excess of $100,000 individually or $500,000 in the aggregate;

          (vi) except as may be required by applicable Law, Contract or Employee Plan, (A) increase the compensation or benefits payable or to become payable to, or enter into or amend any employment agreement with, its directors, officers, employees or independent contractors, except in the ordinary course of business, (B) grant any severance or termination pay to any director, officer, employee or independent contractor, (C) enter into any severance agreement with any director, officer, employee or independent contractor, except in the ordinary course of business, or (D) establish, adopt, enter into, terminate, withdraw from or amend in any material respect or take action to accelerate any rights or benefits under any collective bargaining agreement, any stock option plan or any Employee Plan or policy;
          (vii) change any accounting methods, policies, procedures, or practices, except as may be required by GAAP or applicable Law;
          (viii) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other means, any business or any Person;
          (ix) mortgage or otherwise encumber, subject to any Lien other than Permitted Liens, or sell, transfer or otherwise dispose of, any of its properties or assets that are material, individually or in the aggregate, to HNB National’s business;
          (x) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of HNB National;
          (xi) except for any matter relating to a Tax imposed on Seller Group on a consolidated, combined or unitary basis, make any material Tax election not required by Law that could have a continuing effect on HNB National following the Closing Date, or settle or compromise any material Tax liability other than in the ordinary course of business;
          (xii) waive, release, assign, settle or compromise any material rights or Actions (including any rights under any confidentiality agreement), other than in the ordinary course of business consistent with past practices;
          (xiii) declare, set aside or pay any dividend or other distribution payable in cash or in property, on which or with respect to any class of its capital stock;
          (xiv) materially change the (A) business organization of HNB National, or (B) method by which brokers, agents and correspondents of HNB National are compensated (it being agreed that the foregoing does not prohibit HNB National from terminating the engagement of any brokers, agents or correspondents, or engaging new brokers, agents and correspondents on terms substantially similar to agreements currently in effect or extending the term of any existing agreement);
          (xv) except as required by applicable Law, (A) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, or (B) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk (including in respect of underwriting policies);
          (xvi) incur any Debt, other than Deposits but excluding Brokered Deposits;

          (xvii) solicit or accept any Brokered Deposits;
          (xviii) purchase, originate, renew or extend any Loan in excess of $200,000;
          (xix) make any material change in the composition of its investment securities portfolio, whether held to maturity or available for sale; or
          (xx) authorize any of, or commit or agree to take any of, the foregoing actions.
(b) Certain Tax Matters.
     (i) Returns and Taxes.
          (A) Returns to be Filed and Taxes to be Paid by Sellers. With respect to all Taxes for taxable periods ending on or before the Closing Date for which Tax Returns are required to be filed by HNB National or the Seller Group after the Closing Date (each a “Seller Return”), Sellers shall timely prepare and file (or cause to be prepared and filed) all such Seller Returns. Sellers shall be liable for all Taxes arising from any Tax imposed on HNB National with respect to any taxable period ending on or before the Closing Date, whether or not shown on a Seller Return. Phillips agrees to cooperate with Sellers in preparing Seller Returns, including, without limitation, delivering to Sellers such information and data concerning HNB National’s business as Sellers may reasonably request, and, if required by applicable law, executing any such Seller Returns or other documentation. With respect to the Tax Returns covered by this paragraph (A), Sellers may be reimbursed for the tax imposed with respect to HNB National under any tax sharing or similar agreement and if the amount ultimately due differs from the amount paid under the tax sharing (or similar) agreement, Phillips will promptly pay to Sellers any excess Tax liability over the amount paid by HNB National under such tax sharing (or similar) agreement and Sellers shall pay to Phillips any excess payment under the tax sharing (or similar) agreement over the Tax liability.
          (B) Returns to be filed and Taxes to be Paid by Phillips. Phillips shall timely prepare and file (or cause to be so prepared and filed) all Tax Returns that are required to be filed by HNB National after the Closing Date other than Tax Returns for the filing of which Sellers have responsibility under Section 6(b)(i)(A) (each a “Buyer Return”). Phillips shall permit Sellers to review and comment on any Buyer Return that relates to a Straddle Period and shall make such revisions to such a return as are reasonably requested. Any such Tax Returns shall be prepared in good faith in a manner consistent with past practice of HNB National unless otherwise required by applicable law. Except as provided in Section 6(b)(i)(A), Phillips shall timely pay (or cause to be paid) on behalf of HNB National all Taxes that are due and payable for the period covered by Buyer Returns.
          (C) Straddle Period Taxes. For purposes of this Section 6(b)(i)(C), the amount of any Taxes attributable to a Straddle Period shall be determined based upon a hypothetical closing of the taxable year on such Closing Date with the Closing Date being included in the pre-Closing portion of such Straddle Period; provided, that the amount attributable to the pre-Closing portion in the case of any ad valorem Tax shall be equal to the total amount of such Tax multiplied by a fraction the numerator of which is number of days in the pre-Closing portion of such Straddle Period and the denominator of which is the total number of days in such Straddle Period.

          (D) Transfer Taxes. Phillips and Sellers shall each be responsible for the payment of one-half of all Transfer Taxes.
     (ii) Tax Cooperation. Phillips and Sellers shall, and shall cause their respective affiliates and representatives to, reasonably cooperate with each other in connection with the preparation and filing of Tax Returns and shall preserve all information, returns, books and records and other documents relating to any liabilities for Taxes with respect to a taxable period until the later of the expiration of all applicable statutes of limitation and extensions thereof, or a final determination with respect to Taxes for such period and shall not destroy or otherwise dispose of any record without first providing the other party with a reasonable opportunity to review and copy the same.
     (iii) Controversies. The following provisions shall govern any controversy or claim related to Taxes.
          (A) Sellers shall have the exclusive authority to control any audit or examination by any taxing authority, initiate any claim for refund, amend any Tax Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of or relating to any Tax liability of HNB National attributable to the period before the Closing, and Sellers shall be entitled to any Tax refund relating to such Taxes provided, however, that Sellers shall provide to Phillips (at Phillips’ expense) reasonable participation rights with respect to so much of any Tax matter that is reasonably likely to materially affect the Tax liability of Phillips or HNB National for any taxable period ending after the Closing Date. Sellers shall not enter into any settlement of, or otherwise compromise, any such Tax Matter that would bind Phillips or HNB National for any such period without the prior written consent of Phillips, which consent shall not be unreasonably withheld, delayed or conditioned.
          (B) Except as provided in Section 6(b)(iii)(A), Phillips shall have the exclusive authority to control any audit or examination by any tax authority, initiate any claim for refund, amend any Tax Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of or relating to any Tax liability of HNB National.
     (iv) Carrybacks. Neither of Phillips nor HNB National shall carry back any net operating loss or other item or attribute from a period beginning on or after the Closing Date to a taxable period ending on or prior to the Closing Date, unless such carry back may not be waived.
     (v) Tax-Sharing Agreements. Subject to Section 6(b)(i)(A) above, all tax-sharing agreements or similar agreements with respect to or involving HNB National and its Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, HNB National and its Subsidiaries shall not be bound thereby or have any liability thereunder.
     (d) Termination of Commitment. Prior to the Closing Date, Sellers shall cause HNB National to terminate its commitment to make any loans to Forestar USA Real Estate Group, Inc., which the Bank presently has through a participation from Mercantile Bank on a loan participation from Key Bank National Association. Sellers hereby jointly and severally represent to Phillips that HNB National has the legal right to terminate such commitment without payment of any fee or other amount.

     7. Entire Agreement
     This Agreement constitutes the entire agreement and understanding among the parties relating to the subject matter hereof and thereof and supersedes all prior proposals, negotiations, agreements and understandings relating to such subject matter.
     8. Notices.
     All notices, requests, demands and other communications required or permitted hereunder shall be in writing:

Phillips:	R. Dean Phillips Great River Bancshares, Inc. 524 N. 30th Street Quincy, Illinois 62301 Facsimile: (217) 222-2268

With a copy (which shall not constitute notice) to:

Husch Blackwell Sanders LLP 4801 Main Street Suite 1000 Kansas City, Missouri 64112 Attention: Jason A. Reschly Telephone: (816) 983-8000 Facsimile: (816) 983-8080

Mercantile Bancorp or HNB Financial Services:
Mercantile Bancorp, Inc. 200 North 33rd St., P.O. Box 3455 Quincy, Illinois 62301-3455 Attention: Chief Executive Officer Telephone: (217) 214-1226 Facsimile: (217) 223-8938

With a copy (which shall not constitute notice) to:

DLA Piper LLP (US) 500 Eighth Street, NW Washington, DC 20004 Attention: Michael P. Reed Telephone: (202) 799-4000 Facsimile: (202) 799-5000
Notices will be deemed to have been duly given (a) three business days after being mailed by certified or registered United States mail, postage prepaid, return receipt requested, (b) on the first business day after being sent, prepaid, by nationally recognized overnight courier that issues a receipt or other confirmation of delivery, (c) when received (to the extent receipt is confirmed by telephone) if sent by facsimile transmission or (d) at the time delivered by hand.

     9. Severability.
     If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or enforceability without in any manner affecting the validity or enforceability of such provision in any other jurisdiction or the remaining provisions of this Agreement in any other jurisdiction.
     10. Representation by Counsel; Interpretation.
     Mercantile Bancorp and HNB Financial Services on one hand, and Phillips on the other hand, each acknowledge that such parties have been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and any such right is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to affect the intent of the parties.
     11. Governing Law; Successors and Assigns.
     This Agreement is governed by the laws of the State of Illinois and is binding upon Mercantile Bancorp, HNB Financial Services and Phillips and their respective successors and/or assigns and/or heirs and executors, as the case may be.
     12. Amendment and Modifications.
     This Agreement may be amended, modified and supplemented only by written agreement among the parties hereto which states that it is intended to be an amendment, modification, or supplement of this Agreement.
     13. Waiver of Compliance; Remedies.
     Any failure of Mercantile Bancorp or HNB Financial Services, on the one hand, or Phillips, on the other, to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived in writing by the other applicable parties, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right. To the maximum extent permitted by Law, except as otherwise specifically provided by this Agreement, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available under applicable Law.
     14. Expenses.
     The parties agree that all fees and expenses incurred by them in connection with this Agreement and the Transactions contemplated hereby shall be borne by the party incurring such fees and expenses, including, all fees of counsel and accountants.
     15. Assignment
     This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.
     16. Counterparts.
     This Agreement may be executed by one or more of the parties on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Exchange Agreement to be executed by their respective officers thereunto duly authorized, on the date first above written.

MERCANTILE BANCORP, INC.

By:	/s/ Ted T. Awerkamp

	Name:	Ted T. Awerkamp
	Title:	President and Chief Executive Officer

HNB FINANCIAL SERVICES, INC.

By:

Name:
Title:

R. DEAN PHILLIPS

By:	/s/ R. Dean Phillips

	Name:	R. Dean Phillips

     IN WITNESS WHEREOF, the parties hereto have caused this Exchange Agreement to be executed by their respective officers thereunto duly authorized, on the date first above written.

MERCANTILE BANCORP, INC.

By:	/s/ Ted T. Awerkamp

	Name:	Ted T. Awerkamp
	Title:	President and Chief Executive Officer

HNB FINANCIAL SERVICES, INC.

By:	/s/ Ronald B. Verdier

	Name:	Ronald B. Verdier
	Title:	President

R. DEAN PHILLIPS

By:	/s/ R. Dean Phillips

	Name:	R. Dean Phillips

     IN WITNESS WHEREOF, the parties hereto have caused this Exchange Agreement to be executed by their respective officers thereunto duly authorized, on the date first above written.

MERCANTILE BANCORP, INC.

By:	/s/ Ted T. Awerkamp

	Name:	Ted T. Awerkamp
	Title:	President and Chief Executive Officer

HNB FINANCIAL SERVICES, INC.

By:

Name:
Title:

R. DEAN PHILLIPS

By:	/s/ R. Dean Phillips

	Name:	R. Dean Phillips